Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 30th day of January, 2015, among Easterly Government Properties Services LLC, a Delaware limited liability company (the “Employer”), Easterly Government Properties LP, a Delaware limited partnership (the “Partnership”), Easterly Government Properties, Inc., a Maryland corporation (collectively with the Partnership, the “Company”) and William C. Trimble, III (the “Executive”) and is effective as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “IPO”), provided that the IPO is consummated prior to September 30, 2015 (the “Effective Date”).

WHEREAS, the Employer desires to employ the Executive and the Executive desires to be employed by the Employer on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company and the Employer hereby employ the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the Effective Date and continuing for a three-year period (the “Initial Term”), unless sooner terminated in accordance with the provisions of Section 3; with such employment to automatically continue following the Initial Term for one additional one-year period (the “Extended Term”) in accordance with the terms of this Agreement (subject to termination as aforesaid) upon the end of the Initial Term and the anniversary thereof unless either party notifies the other party in writing of its intention not to renew this Agreement at least 180 days prior to the expiration of the Initial Term or the Extended Term (the Initial Term, together with the Extended Term, shall hereinafter be referred to as the “Term”).

(b) Position and Duties. During the Term, the Executive shall serve as the Chief Executive Officer and President of the Company and the Employer, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and the Employer and shall have such other powers and duties as may from time to time reasonably be prescribed by the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. While the Executive remains Chief Executive Officer of the Company, he will be nominated for re-election to the Board each year. The Executive shall devote his full working time and efforts to the business and affairs of the Company and the Employer. Notwithstanding the foregoing, (i) the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company and the Employer as provided in this

Agreement, and (ii) the Executive may actively pursue and manage personal investment and business opportunities provided that these activities do not violate the provisions of the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement entered into among the Company, the Employer and the Executive (the “Non-Competition Agreement”) and do not materially interfere with the Executive’s performance of his duties to the Company and the Employer as provided in this Agreement.

2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s initial annual base salary shall be $250,000. The Executive’s base salary shall be redetermined annually by the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Incentive Compensation. The Executive shall be eligible to receive incentive compensation annually in such amounts as are determined by the Compensation Committee. Whether to award incentive compensation to the Executive and the actual amount of such incentive compensation shall be determined by the Compensation Committee, in its sole discretion, based on such factors relating to the performance of the Company and the Executive as the Compensation Committee determines and will be paid within 75 days following the end of the fiscal year. To earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company or the Employer (as applicable) for its senior executive officers.

(d) Vacations. During the Term, the Executive shall be entitled to accrue up to 20 paid vacation days in each year, which shall be accrued ratably. Accrued and unused vacation may be carried over to the next year to the extent provided in the Company’s vacation policy. The Executive shall also be entitled to all paid holidays given by the Company and the Employer to its executives.

(e) Equity Awards. The Executive shall be eligible to receive equity awards from the Employer and/or the Company to the extent the Employer and/or the Company maintains an equity award plan or similar program in which senior officers may participate; provided that the actual amount and terms of any such equity awards shall be determined by the Compensation Committee, based on Company and individual performance and competitive peer group information.

(f) Indemnification. To the fullest extent permitted by law, the Company and the Employer will indemnify the Executive against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the Executive’s status as a current or former director, officer, employee and/or agent of the Company and/or the Employer, any subsidiary or affiliate of the Company and/or the Employer or any other entity to which the Company and/or the Employer appoints the Executive to serve as a director or officer, except for actions outside the scope of his employment. The Company and the Employer agree to use reasonable best efforts to secure and maintain director and officer liability insurance that shall include coverage of the Executive. The Executive shall be entitled to benefit from any officer indemnification arrangements adopted by the Company and/or the Employer, if any, to the same extent as other directors or senior executive officers of the Company and/or the Employer (including the right to such coverage or benefit following the Executive’s employment to the extent liability continues to exist). However, the Executive agrees to repay any expenses paid or reimbursed by the Company and/or the Employer (as applicable) for the Executive’s indemnification expenses if it is ultimately determined by a final non-appealable court decision that the Executive is not legally entitled to be indemnified by the Company and/or the Employer (as applicable).

(g) Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s and the Employer’s employee benefit plans in effect from time to time, subject to the terms of such plans.

3. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company and the Employer may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for 90 consecutive days or a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company and the Employer shall, submit to the Company and the Employer a certification in reasonable detail by a physician selected by the Company and the Employer to whom the Executive has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s and the Employer’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company and the Employer may terminate the Executive’s employment hereunder for Cause by a two-thirds vote of the members of the Board, excluding the vote of the Executive, at a meeting of the Board called for the purpose. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or the Employer or any of its or their subsidiaries or affiliates other than the occasional, customary and de minimis use of Company or Employer property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company, the Employer or any of its or their subsidiaries and affiliates if he were retained in his position; or (iii) a material breach of the Executive’s obligations under a written agreement with the Company and the Employer, including without limitation, such a breach of this Agreement or the Non-Competition Agreement; provided that in the cases covered by clauses (i) and (iii), the Executive first shall have received written notice of the misconduct or breach alleged to constitute Cause and shall have failed to cure such misconduct or breach within 30 days following receipt of such notice from the Board. If the Executive cures the Cause condition within said 30-day period, Cause shall be deemed not to have occurred.

(d) Termination Without Cause. The Company and the Employer may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company and the Employer of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause. For purposes of clarity, a non-renewal of this Agreement by the Company (in accordance with Section 1(a) above) shall not constitute a termination of employment by the Company and the Employer without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including title) or duties contemplated by Section 1(b) hereof, or any other action by the Company or the Employer which results in a material diminution in the Executive’s responsibilities, authority or duties, including a material change in duties, responsibilities or status that does not represent a promotion from or maintaining of Executive’s duties, responsibilities or status as the sole Chief Executive Officer and President of a publicly traded company; (ii) a material diminution in the Executive’s Base Salary; (iii) a material change in the geographic location at which the Executive provides services to the Company and the Employer; or (iv) the Company’s and the Employer’s failure to cure a material breach of their obligations under this Agreement after written notice is delivered to the Company and the Employer by the Executive which specifically identifies the manner in which the Executive believes the Company and the Employer have breached their obligations under the Agreement. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Board in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s and/or the Employer’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company and the Employer cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company and the Employer or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company and the Employer for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company and the Employer under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company and the Employer, the Company and the Employer may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company and the Employer for purposes of this Agreement.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company and the Employer is terminated for any reason, the Company and the Employer (as applicable) shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company and/or the Employer through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b) Termination by the Company and the Employer Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company and the Employer without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a mutual release of claims and non-disparagement, confidentiality and return of property, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 30 days after the Date of Termination:

(i) the Executive shall receive a lump-sum amount equal to six months of the Executive’s Base Salary as in effect on the Date of Termination; and

(ii) the Executive shall receive (x) a pro-rated portion of the annual incentive compensation payable under Section 2(b), based upon the number of days in the year of termination through the Date of Termination relative to 365 and the target annual incentive compensation in the year the Date of Termination occurs and (y) to the extent that any annual incentive compensation payable under Section 2(b) with respect to any completed fiscal year has not been paid as of the Date of Termination, the actual incentive compensation payable with respect to such year; and

(iii) full vesting of all Company, Employer or any of its or their affiliates’ equity awards that are subject to time-based vesting, effective as of the date that is 30 days following Date of Termination. Accelerated vesting of any such equity awards that are subject to performance-based vesting shall be subject to the terms and conditions of the plan governing particular equity awards, as in effect at the time such equity awards were granted, or an award agreement governing a particular equity award. Any termination or forfeiture of unvested equity awards eligible for acceleration of vesting pursuant to this section that otherwise would have occurred on or within 30 days after the Date of Termination will be delayed until the 30th day after the Date of Termination (but, in the case of any stock option, not later than the expiration date of such stock option specified in the applicable option agreement) and will occur only to the extent such equity awards do not vest pursuant to this section. Notwithstanding the vesting schedule with respect to any such equity awards, no additional vesting shall occur during this 30-day period following the Date of Termination; and

(iv) if the Executive was participating in the Company’s group health and dental plan immediately prior to the Date of Termination, then the Executive shall receive a lump-sum cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide health and dental insurance to the Executive if the Executive had remained employed by the Company for six (6) months; and

(v) the amounts payable under Sections 4(b)(i), (ii) and (iv) shall be paid out in a lump-sum within 30 days after the Date of Termination; provided, however, that if the 30-day period begins in one calendar year and ends in a second calendar year, such amounts shall be paid in the second calendar year by the last day of such 30-day period.

(c) Termination on Account of Death or Disability. During the Term, if the Executive’s employment terminates due to the Executive’s death, or is terminated by the Company and the Employer due to the Executive’s Disability as provided in Section 3(b), then the Company shall pay the Executive (or his beneficiary or representative) (i) his Accrued Benefit, (ii) to the extent that any annual incentive compensation payable under Section 2(b) with respect to any completed fiscal year has not been paid as of the Date of Termination, the actual incentive compensation payable with respect to such year, payable on the date such amounts would otherwise be paid, (iii) a portion of the annual incentive compensation payable under Section 2(b), based upon the number of days in the year of termination through the Date of Termination relative to 365, that the Executive would have received based on actual achievement of applicable performance metrics for the applicable performance period, with such amount payable on the date such bonus would otherwise have been paid, and (iv) full vesting of all Company, Employer or any of its or their affiliates’ equity awards that are subject to time-based vesting, effective as of the Date of Termination. Accelerated vesting of any such equity awards that are subject to performance-based vesting shall be subject to the terms and conditions of the plan governing particular equity awards, as in effect at the time such equity awards were granted, or an award agreement governing a particular equity award.

5. Section 280G.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company and/or the Employer to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b) For purposes of this Section 5, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of

Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company and/or the Employer or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company and the Employer make no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Third-Party Agreements; Cooperation.

(a) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company and the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the Employer and the performance of the Executive’s proposed duties for the Company and the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company and the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company and/or the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(b) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company and/or the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and/or the Employer which relate to events or occurrences that transpired while the Executive was employed by the Company and the Employer. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company and/or the Employer at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company and/or the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company and the Employer. The Company shall also provide Executive with compensation on an hourly basis calculated at his final Base Salary rate for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Section 7(b), including, without limitation, reasonable attorneys’ fees and costs.

8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in New York, NY in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company and/or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable and shall survive the termination of this Agreement. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the State of New York and the United States District Court for the Southern District of New York. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Integration. This Agreement and the Non-Competition Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties concerning such subject matter.

11. Withholding. All amounts stated in this Agreement are gross amounts. All payments made by the Company and/or the Employer to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

12. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company and/or the Employer shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company and the Employer.

18. Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of New York, without giving effect to the conflict of laws principles of the State of New York. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

20. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company and the Employer expressly to assume and agree to perform this Agreement to the same extent that the Company and the Employer would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

21. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

EASTERLY GOVERNMENT PROPERTIES SERVICES LLC

By:	EASTERLY GOVERNMENT PROPERTIES LP,
its Member

By:	EASTERLY GOVERNMENT PROPERTIES, INC.,
its General Partner

By:	/s/ Alison M. Bernard
Name:	Alison M. Bernard
Title:	Executive Vice President and Chief Financial Officer

EASTERLY GOVERNMENT PROPERTIES LP

By:	EASTERLY GOVERNMENT PROPERTIES, INC.,
its General Partner

By:	/s/ Alison M. Bernard
Name:	Alison M. Bernard
Title:	Executive Vice President and Chief Financial Officer

EASTERLY GOVERNMENT PROPERTIES, INC.

By:	/s/ Alison M. Bernard
Name:	Alison M. Bernard
Title:	Executive Vice President and Chief Financial Officer

EXECUTIVE

/s/ William C. Trimble, III
William C. Trimble, III

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